Alliance for Regenerative Medicine Robin Smith MD , MBA January 2012 Chairman & CEO A Paradigm Shift to Cell Therapy is Coming!

2 2 2 Capturing the Paradigm Shift to Cell Based Therapy

Cell Therapy Has Already Shown Promise Towards Unmet Therapeutic Needs

21,036 Cell Therapy Trials; 3,856 Stem Cell Therapy Trials; 1,065 Immunotherapy Trials*

Central Nervous System



Reverse neurological damage

- ALS
- Spinal cord injury
- Stroke
- Neuro-degenerative

Cardiovascular Disease



Neo-vascularization and repair of damaged tissue

- Prevent heart failure post STEMI
- Restore failing heart function
- Improve areas of vascular insufficiency

Musculoskeletal



Rebuild bone and repair cartilage

- Disc repair
- Cranial facial
- Osteoporosis
- Reconstruction post trauma

Autoimmune Diseases



Reset the immune system

- Provide exquisite control of glucose and insulin level (diabetes)
- Immune tolerance regimens to combat autoimmunity
  - MS
  - Lupus
  - Osteoarthritis
- GvHD
- Solid organ rejection

What Does This Mean For Investors?

* Source: Clinicaltrials.gov

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4 4 4 1980 1990 2000 1x 10x 100x 1000x 2010 Aggregate Industry Valuation Value Creation in the Biotechnology Industry Evolution of a Paradigm Shift Irrational Exuberance Reality Break - through Take Off First Recombinant Protein Therapeutic: Humulin ® First Recombinant Monoclonal Antibody: ORTHOCLONE ® First Recombinant Protein Centoxin ® Fails in Ph 3 EPOGEN ® Approved Neupogen ® Sales $1 bn REMICADE ® Approved 10 th Monoclonal Antibody Approved INFUSE ® Approved

5 Must Demonstrate Ability to Reduce Cost, Time and Risk of Cell Therapy Development • Autologous vs. Allogeneic • Patient - specific vs Multi - patient Use • Sources of cells: Bone marrow derived, adipose, IPS, Embryonic, etc. • Fresh vs Cryopreserved • Shelf - life from sourcing to therapy (logistics considerations) • Changes control through scale - ip (SOPs and Manufacturer) • Pharmacoeconomic studies These Variables Directly Effect: • Regulatory pathway • Time of development • Cost of clinical trials • Affordability / Cost of Goods • Reimbursement • Adoption by medical community

6 Cell Therapy : Opportunities & Challenges in 2012 • A paradigm s hift in cell t herapy is coming as evidenced by the number of products in later stage trials. • Hundreds of millions of dollars in federal funding has been allocated and distributed for regenerative medicine research (ARM, TATRC, CDMRP). • Aastrom , Athersys , Pluristem , Tengion , Immunocellular , NeoStem, Stem Cells Inc., and Coronado (just to name a few) have raised over $150 million collectively, but valuations are now low and the financing environment is tough. • Strategic Investments are Rising: Mesoblast & Cephalon , PluriStem and United Therapeutics, Athersys & Pfizer, Osiris & Genzyme, however pharmaceutical companies and large biotechs are becoming more risk adverse and want proof of principle from well designed clinical programs. • The key is to weather the storm and survivors will be those who understand how to leverage themselves to the environment, utilize resources, and be cost effective.

7 NeoStem’s Approach Therapeutics Development Services Division Manufacturing & Family Banking • Autologous Stem Cell based Therapeutic for Cardiovascular Disease ( Amorcyte ) • T - Regulatory Program for Auto - Immune Disorders and GVHD & Solid Organ Rejection ( Athelos ) • Regenerative Medicine Program U sing Autologous VSELs TM Revenues NeoStem is uniquely positioned for success with a strategic combination of revenues and a pipeline of cell based therapies focused on transforming chronic disease.